Exhibit 4.4

AMENDMENT NUMBER ONE
TO THE
ASHLAND INC. EMPLOYEE SAVINGS PLAN
As Amended and Restated Generally Effective January 1, 2011

WHEREAS, Ashland Inc. established the Ashland Inc. Employee Savings Plan (the "Plan") originally effective June 1, 1964 for the benefit of employees eligible to participate therein;

WHEREAS, Article 20 of the Plan, reserves to Ashland Inc. the right to further amend the Plan; and

WHEREAS, Ashland Inc. desires to make amendments to the Plan.

NOW, THEREFORE, Ashland Inc. does hereby amend the Plan, effective as set forth below in accordance with the following terms and conditions:

1.           Effective as of July 1, 2012, Section 2.1(a) of the Plan shall be restated in its entirety as follows:

(a)           "Account" shall mean the Member's Account established under the Plan reflecting the Member's entire interest in one or more of the following subaccounts: Before-Tax Contribution Account, Roth 401(k) Contributions Account, Matching Contribution Account, Basic Retirement Contribution Account, and Performance Retirement Contribution Account.

2.           Effective as of July 1, 2012, Section 2.1 of the Plan shall be amended by inserting the following definitions alphabetically and renumbering the remainder of the Section 2.1:

"Before-Tax Contributions" shall mean a Member's  Salary Redirection Contribution which is not subject to income tax at the time deferred and has been irrevocably · designated as Before-Tax Contributions by the Member in her his or her Salary Reduction Agreement.  A Member's Before-Tax Contributions will be separately accounted for, as will gains and losses attributable to those Before Tax Contribution.

"Before-Tax Contributions Account" shall mean the portion of a Member's Account attributable to Before-Tax Contributions allocated to the Trust on behalf of a Member.

"Roth 401(k) Contributions" shall mean a Member's Salary Redirection Contributions that are includible in the Member's gross income at the time deferred and has been irrevocably designated as Roth 401(k) Contributions by the Member in his or her Salary Reduction Agreement.  A Member's Roth 401(k) Contributions will be separately accounted for, as will gains and losses attributable to those Roth 401(k) Contributions.  However, forfeitures may not be allocated to such account.

"Roth 401(k)  Contributions  Account"  shall  mean  the  portion  of  Member's Account attributable to Roth 401(k) Contributions allocated to the Trust on behalf of a Member.

"Salary Reduction Contribution" shall mean Before Tax Contributions and Roth 401(k) Contributions.

3.           Effective as of July 1, 2012, Section 4.1 of the Plan shall be amended to add the following to the end thereof to read as follows:

(12)           Ordering Rules for Distributions.  The Plan Administrator operationally may implement an ordering rule procedure for withdrawals (including, but not limited to, hardship or other in-service withdrawals) from a Member's accounts attributable to Before-Tax Contributions or Roth 401(k) Contributions.   Such ordering rules may specify whether the
Before-Tax Contributions or Roth 401(k) Contributions are distributed first.  Furthermore, such procedure may permit the Member to elect which type of contributions shall be distributed first.

(13)           Corrective Distributions Attributable to Roth 401(k) Contributions. For any Plan Year in which a Member may make both Roth 401(k) Contributions and Before Tax Contributions, the Plan Administrator operationally may implement an ordering rule procedure for the distribution of excess deferrals as described in Section 5.3 of the Plan, excess contributions as described in 5.1 of the Plan, excess aggregate contributions as described in 5.2(b) of the Plan and excess annual additions as described under Section 6.1 of the Plan.  Such ordering rules may specify whether Before-Tax Contributions or Roth 401(k) Contributions are
distributed first, to the extent such type of Salary Reduction Contributions was made for the year. Furthermore, such procedure may permit the Member to elect which type of Salary Reduction Contribution shall be distributed first.

(14)           Loans.  The Plan Administrator may modify the Plan loan policy to provide limitations on the ability to borrow from, or use as security, a Member's Roth 401(k) Contribution Account.  Similarly, the loan policy may be modified to provide for an ordering rule with respect to the default of a loan that is made from the Member's Roth 401(k) Contribution Account and other accounts under the Plan.

(15)           Operational Compliance.  The Plan Administrator will administer Roth 401(k) Contributions in accordance with applicable regulations or other binding authority not reflected in this Amendment.   Any applicable regulations or other binding authority shall supersede any contrary provisions of this Amendment.

4.           Effective March 1, 2012, Section 7.7(c) of the Plan shall be amended to replace the phrase "50%" with the phrase "95%" therein.

5.	In all other respects, the Plan shall remain unchanged.

IN WITNESS WHEREOF, the sponsoring company has caused this Amendment Number One to the Plan to be executed this 28th day of February, 2012.

ATTEST:	ASHLAND INC.
/s/ Linda L. Foss	By: /s/ Susan B. Esler
Secretary

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